Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS SECOND QUARTER 2024 RESULTS
Strong performance continues across core businesses with record-setting price per acre in MPCs and improved full-year guidance for Operating Assets and Condos

THE WOODLANDS, Texas, July 26, 2024 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” or “we”) today announced operating results for the second quarter ended June 30, 2024. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Second Quarter 2024 Highlights:

–Net income per diluted share of $0.42 compared to a loss of $(0.39) in the prior-year period
–MPC EBT of $123 million driven by an impressive 315% year-over-year increase in residential land sales at a record quarterly average price of $1 million per acre
–Total Operating Assets NOI of $68 million—led by solid office performance and year-over-year growth in retail and multi-family—contributes to a $5 million increase in full-year guidance mid-point to $255 million
–Contracted to sell 94 condominiums in Ward Village® and The Woodlands®—including 66 units at The Launiu and 16 units at The Ritz-Carlton Residences, The Woodlands—representing $207 million of future revenue
–Full-year condo sales guidance increased by $40 million at the mid-point to range between $730 million and $750 million with gross margins of approximately 28%
–Continue to be successful in the credit markets, closing on $550 million of financings, including a construction loan for Kalae® in Ward Village and an key office loan refinancing in The Woodlands
–Subsequent to quarter end, the Company’s Board of Directors approved the spinoff of Seaport Entertainment with an anticipated distribution date of July 31, 2024, providing increased focus on HHH’s core businesses and MPC development going forward

“Howard Hughes delivered outstanding results in each of our core segments during the second quarter, further demonstrating the heightened demand we are experiencing across our national portfolio of acclaimed master planned communities (MPCs),” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “In the quarter, we experienced robust residential land sales in our MPC segment, solid NOI performance in Operating Assets, and exceptional pre-sales activity for our condominium projects in Hawai’i and Texas.

“The positive performance from our MPC segment was led by significant sales of residential superpads in Summerlin® at an impressive average price of $1.5 million per acre. This achievement, together with land sales growth in Bridgeland® and The Woodlands Hills®, ultimately contributed to a record price per residential acre for the Company and exceptional MPC EBT of $123 million. With new home sales in these three MPCs expected to surpass 2023 results and vacant developed lot inventories well below historical levels, we expect homebuilder demand for new acreage to remain solid going forward. As a result, we reiterate our full-year MPC EBT guidance with a mid-point of $300 million.

“In Operating Assets, our office portfolio continued to benefit from our remarkable leasing performance during the last two years, delivering strong NOI and 9% sequential growth. Our multi-family assets also performed favorably, achieving record quarterly NOI driven by incremental lease-up at our newest properties. With another 230,000 square feet of new and expanded office leases executed this year, and incremental lease-up to achieve in multi-family, we anticipate continued momentum in the years ahead. For 2024, with our impressive results year-to-date, we now expect the mid-point of our full-year Operating Assets NOI—including the contribution from joint ventures—to be approximately $255 million, up $5 million compared to our initial guidance.

“In Strategic Developments, demand for our upscale condominium projects in Ward Village and The Woodlands was robust, with 94 residences pre-sold in the quarter. Much of this demand was experienced at The Launiu, where 66 units were contracted in the second quarter, making this project more than 50% pre-sold. Also, with a $420 million construction loan secured during the quarter, we commenced construction on Kalae—our 10th condo project in Ward Village—which is already 92% pre-sold with contracts representing future revenues of $761 million.

“With the first half of the year complete, we are extremely pleased with our performance year-to-date and our outlook for the remainder of 2024. The second half of the year promises to be an exciting period in the history of Howard Hughes with the impending spinoff of Seaport Entertainment, which we expect will be completed next week. As we emerge from this transformative event, we are enthusiastic about our future as a pure-play real estate company focused on developing world-class master planned communities. With our strong balance sheet and unique portfolio of mixed-use assets in some of the nation’s most sought-after communities, we are remarkably well-positioned to deliver meaningful growth and long-term value creation in the coming years.”

Financial Highlights

Total Company
–HHH reported net income of $21.1 million, or $0.42 per diluted share in the quarter, compared to a net loss of $19.1 million or $(0.39) per diluted share in the prior-year period.
–The year-over-year improvement was primarily related to increased MPC residential land sales in the current period and $16.1 million of window remediation expenditures at Waiea® in Ward Village in the prior-year quarter which were not incurred in the current quarter. These increases were partially offset by $7.9 million of G&A expenses related to the pending spinoff of Seaport Entertainment.
–The Company continues to maintain a strong liquidity position with $436.8 million of cash and cash equivalents, $1.2 billion of undrawn lender commitment available to be drawn for property development, and limited near-term debt maturities.
–Subsequent to quarter end on July 18, 2024, the HHH Board of Directors authorized and declared a pro rata distribution of 100% of the outstanding shares of common stock of Seaport Entertainment Group, Inc. (SEG) to holders of record of HHH common stock as of the close of business on July 29, 2024 (Record Date). The distribution is expected to be paid after market close on July 31, 2024. As a result, holders of HHH common stock will receive one share of SEG common stock for every nine shares of HHH common stock held as of the close of business on the Record Date. SEG common stock is expected begin trading on the NYSE American Stock Exchange on August 1, 2024, under the symbol “SEG.”

Operating Assets
–Total Operating Assets NOI—including the contribution from unconsolidated ventures—totaled $67.6 million in the quarter. This represented a 1% reduction compared to $68.1 million in the prior-year period—which benefited from $4.0 million of office lease termination fees. Excluding the lease termination fees in the prior year, NOI increased 5% year-over-year.
–Office NOI of $33.2 million declined 1% year-over-year primarily due to $4.0 million of lease termination fees in the prior year. This reduction was almost entirely offset by significantly improved performance, driven in part by abatement expirations in The Woodlands and Summerlin. During the quarter, 145,000 square feet of new or expanded office leases were executed, and the stabilized office portfolio was 89% leased.
–Retail NOI of $14.9 million increased 19% year-over-year primarily due to the collection of prior period reserves in Ward Village. At quarter end, the retail portfolio was 94% leased.
–Multi-family NOI of $14.2 million increased 8% compared to the prior-year period due to strong lease-up at Marlow in Downtown Columbia®, Starling at Bridgeland, and Tanager Echo in Summerlin. At quarter end, the stabilized multi-family portfolio was 97% leased.
–Other NOI of $3.3 million declined $3.3 million year-over-year, primarily due to reduced attendance and sales revenue at the Las Vegas Ballpark.
–In June, the Company purchased Waterway Plaza II—a 142,000-square-foot Class A office building and a 1,316- space parking garage located on 3.23 acres in The Woodlands Town Center—for $19.2 million. With the Company’s Woodlands Town Center office portfolio 96% leased, this asset adds much needed inventory which is expected to achieve double-digit returns upon stabilization. Long-term, the site is an unparalleled covered land play with significant opportunities for value creation through its potential redevelopment.

MPC
–MPC EBT was $123.2 million in the quarter, or a 124% increase compared to $54.9 million in the prior-year period.
–MPC land sales of $154.8 million increased $112.5 million year-over-year, primarily due to three superpad sales in Summerlin at an average price per acre of $1.5 million.
–The average price per acre of residential land sold was approximately $1.0 million during the second quarter, representing a new all-time high quarterly record for Howard Hughes.
–The number of new homes sold in HHH’s communities remained solid at 579 units but modestly declined 4% compared to the prior year. Despite this reduction, year-to-date new home sales were 7% higher than 2023 and are expected to exceed full-year 2023 results.
–In Teravalis, 13 acres of residential land in Floreo were sold at an average price per acre of $903,000.
–MPC equity earnings were $5.9 million—representing a $3.2 million year-over-year increase—primarily related to The Summit.

Strategic Developments
–At The Launiu—Ward Village’s newest development—pre-sales continued at a solid pace with 66 units contracted in the quarter. At quarter end, 51% of the tower’s 485 residences were pre-sold.
–Construction on Kalae—Ward Village’s 10th condo tower—commenced in June. During the second quarter, seven units were contracted with 92% of its 329 condos pre-sold.
–Contracted to sell 16 residences at The Ritz Carlton Residences, The Woodlands. At quarter end, 72 condos, or 65% of available units, were pre-sold, representing future revenue of $313 million.
–Completed construction on Meridian, a 148,000-square-foot office development in Summerlin. At quarter end, this new office was experiencing improved demand with 52% of its space under advanced LOI or in lease negotiations.
–Completed construction on 10285 Lakefront, an 85,000-square-foot medical office building in Downtown Columbia. At quarter end, this new development was 48% leased with an additional 28% in lease negotiations.
–Broke ground on One Bridgeland Green, a 49,000-square-foot mass timber office building in Bridgeland. This first-of-its-kind project for Howard Hughes and the Greater Houston area was already 36% pre-leased with another 51% in advanced lease negotiations or LOI at quarter end. Construction is expected to be completed in mid-2025.

Seaport
–Seaport generated negative NOI of $9.4 million, representing a $6.9 million year-over-year reduction, primarily due to increased overhead costs associated with the stand-up of Seaport Entertainment in anticipation of the spinoff in the third quarter, as well as reduced restaurant and events revenue due to poor weather in the current year. Total Seaport NOI, including $5.6 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—was a loss of $15.0 million.

Financing Activity
–In June, the Company closed on a $420 million construction loan for Kalae in Ward Village. The non-recourse loan bears interest at SOFR + 5% and matures in December 2027.
–In June, the Company closed on a $130 million refinancing of the loan on 9950 Woodloch Forest Drive in The Woodlands. The non-recourse loan amortizes on a 30-year schedule, bears interest at a fixed rate of 7.075%, and has an initial maturity in 2029. This refinancing addressed HHH’s largest debt maturity next year, representing 24% of the Company’s 2025 debt maturities.

Full Year 2024 Guidance

–MPC EBT is expected to benefit from record residential land sales as homebuilders seek to replenish low lot inventories as new home sales in Summerlin, Bridgeland, and The Woodlands Hills are on pace to exceed 2023 results. Year-over-year gains in residential land sales are expected to be offset by reduced EBT associated with exceptional commercial land sales and builder price participation during 2023, as well as by limited inventory of custom lots available to sell at Aria Isle in The Woodlands and the Summit in Summerlin due to their significant past success. As a result, 2024 MPC EBT is reaffirmed and expected to be down 10% to 15% year-over-year with a mid-point of approximately $300 million.

–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from increased occupancy at new multi-family developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved retail leasing and new tenants in Downtown Columbia, Ward Village, and The Woodlands. The office portfolio is expected to benefit from strong leasing momentum experienced in the last two years, partially offset by free rent periods on many of the new leases, the impact of some tenant vacancies, and new office developments recently completed. As a result, 2024 Operating Assets NOI, which was previously expected to increase 1% to 4% year-over-year with a mid-point of approximately $250 million, is being raised to be in a range of up 3% to 6% year-over-year with a mid-point of approximately $255 million.
–Condo sales revenues, which were previously projected to range between $675 million and $725 million with gross margins between 28% to 30%, are now expected to range between $730 million and $750 million with gross margins of approximately 28%. Projected condo sales revenues will be driven entirely by the closing of units at Victoria Place®—a 349-unit upscale development in Ward Village which is 100% pre-sold and expected to be completed late in the fourth quarter. This guidance contemplates approximately $30 million to $50 million of condo sales revenues for Victoria Place occurring in the first quarter of 2025 due to the timing of condo closings.
–Cash G&A is projected to range between $80 million and $90 million, excluding approximately $30 million of cash expenses associated with the spinoff of Seaport Entertainment and approximately $8 million of anticipated non-cash stock compensation.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its second quarter 2024 earnings conference call on Friday, July 26, 2024, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration website. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended June 30,				Six Months Ended June 30,
$ in thousands	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Operating Assets NOI (1)
Office	$33,221	$33,590	$(369)	(1)%	$63,819	$61,375	$2,444	4%
Retail	14,895	12,549	2,346	19%	29,462	27,167	2,295	8%
Multi-family	14,163	13,062	1,101	8%	27,940	25,695	2,245	9%
Other	3,265	6,516	(3,251)	(50)%	2,642	5,693	(3,051)	(54)%
Redevelopments (a)	—	(36)	36	100%	—	(46)	46	100%
Dispositions (a)	—	442	(442)	(100)%	(55)	549	(604)	(110)%
Operating Assets NOI	65,544	66,123	(579)	(1)%	123,808	120,433	3,375	3%
Company's share of NOI from unconsolidated ventures	2,088	1,960	128	7%	7,310	6,820	490	7%
Total Operating Assets NOI	$67,632	$68,083	$(451)	(1)%	$131,118	$127,253	$3,865	3%

Projected stabilized NOI Operating Assets ($ in millions)	$353.6	$363.5	$(9.9)	(3)%

MPC
Acres Sold - Residential	164	53	111	NM	195	85	110	130%
Acres Sold - Commercial	—	2	(2)	(100)%	4	111	(107)	(97)%
Price Per Acre - Residential	1,044	656	388	59%	$973	$723	$250	35%
Price Per Acre - Commercial	—	819	(819)	(100)%	$801	$258	$543	NM
MPC EBT	$123,241	$54,926	$68,315	124%	$147,492	$117,298	$30,194	26%

Seaport NOI (1)
Landlord Operations	$(7,672)	$(4,760)	$(2,912)	(61)%	$(12,525)	$(9,050)	$(3,475)	(38)%
Landlord Operations - Multi-family	37	33	4	12%	95	61	34	56%
Managed Businesses	(1,393)	(50)	(1,343)	NM	(4,535)	(2,586)	(1,949)	(75)%
Tin Building	2,333	2,360	(27)	(1)%	4,591	4,775	(184)	(4)%
Events and Sponsorships	(2,668)	(29)	(2,639)	NM	(5,594)	(1,231)	(4,363)	NM
Seaport NOI	(9,363)	(2,446)	(6,917)	NM	(17,968)	(8,031)	(9,937)	(124)%
Company's share of NOI from unconsolidated ventures	(5,643)	(9,262)	3,619	39%	(14,545)	(18,853)	4,308	23%
Total Seaport NOI	$(15,006)	$(11,708)	$(3,298)	(28)%	$(32,513)	$(26,884)	$(5,629)	(21)%

Strategic Developments
Condominium rights and unit sales	$—	$14,866	$(14,866)	(100)%	$23	$20,953	$(20,930)	(100)%
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) our ability to satisfy the necessary conditions and complete the spinoff on a timely basis (or at all) and realize the anticipated benefits of the spinoff; (vii) our ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal, and policy interventions in anticipation of our reaction to such events; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of catastrophic events or geopolitical conditions, such as international armed conflict, or a resurgence of the COVID-19 pandemic; (xiv) the effects of extreme weather conditions or climate change, including natural disasters; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Howard Hughes Holdings Inc.

Media Relations:
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations:
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
thousands except per share amounts	2024	2023	2024	2023
REVENUES
Condominium rights and unit sales	$—	$14,866	$23	$20,953
Master Planned Communities land sales	154,790	42,306	187,205	101,667
Rental revenue	111,490	103,339	219,241	201,203
Other land, rental, and property revenues	38,224	46,898	56,607	65,866
Builder price participation	12,905	15,907	25,471	29,916
Total revenues	317,409	223,316	488,547	419,605

EXPENSES
Condominium rights and unit cost of sales	—	29,317	3,861	33,853
Master Planned Communities cost of sales	57,768	15,867	70,672	37,870
Operating costs	91,422	83,800	165,711	156,187
Rental property real estate taxes	15,582	15,578	30,277	30,997
Provision for (recovery of) doubtful accounts	1,563	(26)	2,397	(2,446)
General and administrative	30,235	20,217	61,137	43,770
Depreciation and amortization	52,629	53,221	104,876	105,230
Other	3,868	3,089	7,686	6,660
Total expenses	253,067	221,063	446,617	412,121

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	—	(16)	4,794	4,714
Other income (loss), net	391	(1,607)	1,282	3,374
Total other	391	(1,623)	6,076	8,088

Operating income (loss)	64,733	630	48,006	15,572

Interest income	6,185	4,992	14,303	9,084
Interest expense	(43,007)	(33,947)	(84,925)	(72,084)
Gain (loss) on extinguishment of debt	(198)	—	(198)	—
Equity in earnings (losses) from unconsolidated ventures	(296)	(6,186)	(19,431)	(10,988)
Income (loss) before income taxes	27,417	(34,511)	(42,245)	(58,416)
Income tax expense (benefit)	6,359	(15,370)	(10,836)	(16,648)
Net income (loss)	21,058	(19,141)	(31,409)	(41,768)
Net (income) loss attributable to noncontrolling interests	34	(2)	24	(120)
Net income (loss) attributable to common stockholders	$21,092	$(19,143)	$(31,385)	$(41,888)

Basic income (loss) per share	$0.42	$(0.39)	$(0.63)	$(0.85)
Diluted income (loss) per share	$0.42	$(0.39)	$(0.63)	$(0.85)

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	June 30, 2024	December 31, 2023
ASSETS
Master Planned Communities assets	$2,485,480	$2,445,673
Buildings and equipment	4,310,446	4,177,677
Less: accumulated depreciation	(1,093,519)	(1,032,226)
Land	309,758	303,685
Developments	1,539,701	1,272,445
Net investment in real estate	7,551,866	7,167,254
Investments in unconsolidated ventures	213,752	220,258
Cash and cash equivalents	436,758	631,548
Restricted cash	469,008	421,509
Accounts receivable, net	109,682	115,045
Municipal Utility District receivables, net	631,142	550,884
Deferred expenses, net	153,409	142,561
Operating lease right-of-use assets	44,947	44,897
Other assets, net	292,927	283,047
Total assets	$9,903,491	$9,577,003

LIABILITIES
Mortgages, notes, and loans payable, net	$5,511,985	$5,302,620
Operating lease obligations	52,910	51,584
Deferred tax liabilities, net	76,406	87,835
Accounts payable and other liabilities	1,225,471	1,076,040
Total liabilities	6,866,772	6,518,079

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,709,660 issued, and 50,236,422 outstanding as of June 30, 2024, 56,495,791 shares issued, and 50,038,014 outstanding as of December 31, 2023	567	565
Additional paid-in capital	3,996,126	3,988,496
Retained earnings (accumulated deficit)	(415,081)	(383,696)
Accumulated other comprehensive income (loss)	3,935	1,272
Treasury stock, at cost, 6,473,238 shares as of June 30, 2024, and 6,457,777 shares as of December 31, 2023	(614,974)	(613,766)
Total stockholders' equity	2,970,573	2,992,871
Noncontrolling interests	66,146	66,053
Total equity	3,036,719	3,058,924
Total liabilities and equity	$9,903,491	$9,577,003

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
Operating Assets Segment EBT
Total revenues	$123,841	$121,427	$2,414	$233,993	$222,352	$11,641
Total operating expenses	(58,490)	(54,452)	(4,038)	(109,885)	(102,051)	(7,834)
Segment operating income (loss)	65,351	66,975	(1,624)	124,108	120,301	3,807
Depreciation and amortization	(43,920)	(40,878)	(3,042)	(88,076)	(80,510)	(7,566)
Interest income (expense), net	(34,699)	(30,285)	(4,414)	(68,175)	(59,196)	(8,979)
Other income (loss), net	530	(40)	570	938	2,242	(1,304)
Equity in earnings (losses) from unconsolidated ventures	337	2,042	(1,705)	6,154	3,947	2,207
Gain (loss) on sale or disposal of real estate and other assets, net	—	(16)	16	4,794	4,714	80
Gain (loss) on extinguishment of debt	(198)	—	(198)	(198)	—	(198)
Operating Assets segment EBT	$(12,599)	$(2,202)	$(10,397)	$(20,455)	$(8,502)	$(11,953)

Master Planned Communities Segment EBT
Total revenues	$172,181	$63,311	$108,870	$221,056	$140,324	$80,732
Total operating expenses	(70,883)	(28,078)	(42,805)	(95,932)	(62,429)	(33,503)
Segment operating income (loss)	101,298	35,233	66,065	125,124	77,895	47,229
Depreciation and amortization	(108)	(106)	(2)	(218)	(213)	(5)
Interest income (expense), net	16,168	17,161	(993)	31,414	32,973	(1,559)
Other income (loss), net	—	—	—	—	(103)	103
Equity in earnings (losses) from unconsolidated ventures	5,883	2,638	3,245	(8,828)	6,746	(15,574)
MPC segment EBT	$123,241	$54,926	$68,315	$147,492	$117,298	$30,194

Seaport Segment EBT
Total revenues	$20,860	$22,804	$(1,944)	$32,362	$34,701	$(2,339)
Total operating expenses	(32,756)	(26,665)	(6,091)	(54,241)	(45,581)	(8,660)
Segment operating income (loss)	(11,896)	(3,861)	(8,035)	(21,879)	(10,880)	(10,999)
Depreciation and amortization	(3,949)	(10,469)	6,520	(9,706)	(20,996)	11,290
Interest income (expense), net	(2,676)	1,311	(3,987)	(4,688)	2,497	(7,185)
Other income (loss), net	(87)	(1,601)	1,514	(87)	(1,600)	1,513
Equity in earnings (losses) from unconsolidated ventures	(6,552)	(10,896)	4,344	(16,832)	(21,716)	4,884
Seaport segment EBT	$(25,160)	$(25,516)	$356	$(53,192)	$(52,695)	$(497)

Strategic Developments Segment EBT
Total revenues	$509	$15,758	$(15,249)	$1,102	$22,198	$(21,096)
Total operating expenses	(4,206)	(35,341)	31,135	(12,860)	(46,400)	33,540
Segment operating income (loss)	(3,697)	(19,583)	15,886	(11,758)	(24,202)	12,444
Depreciation and amortization	(3,878)	(943)	(2,935)	(5,297)	(1,886)	(3,411)
Interest income (expense), net	4,594	5,442	(848)	8,618	7,505	1,113
Other income (loss), net	(17)	(17)	—	(14)	77	(91)
Equity in earnings (losses) from unconsolidated ventures	36	30	6	75	35	40
Strategic Developments segment EBT	$(2,962)	$(15,071)	$12,109	$(8,376)	$(18,471)	$10,095

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2024	2023	Change	2024	2023	$ Change
Operating Assets Segment
Total revenues	$123,841	$121,427	$2,414	$233,993	$222,352	$11,641
Total operating expenses	(58,490)	(54,452)	(4,038)	(109,885)	(102,051)	(7,834)
Segment operating income (loss)	65,351	66,975	(1,624)	124,108	120,301	3,807
Depreciation and amortization	(43,920)	(40,878)	(3,042)	(88,076)	(80,510)	(7,566)
Interest income (expense), net	(34,699)	(30,285)	(4,414)	(68,175)	(59,196)	(8,979)
Other income (loss), net	530	(40)	570	938	2,242	(1,304)
Equity in earnings (losses) from unconsolidated ventures	337	2,042	(1,705)	6,154	3,947	2,207
Gain (loss) on sale or disposal of real estate and other assets, net	—	(16)	16	4,794	4,714	80
Gain (loss) on extinguishment of debt	(198)	—	(198)	(198)	—	(198)
Operating Assets segment EBT	(12,599)	(2,202)	(10,397)	(20,455)	(8,502)	(11,953)
Add back:
Depreciation and amortization	43,920	40,878	3,042	88,076	80,510	7,566
Interest (income) expense, net	34,699	30,285	4,414	68,175	59,196	8,979
Equity in (earnings) losses from unconsolidated ventures	(337)	(2,042)	1,705	(6,154)	(3,947)	(2,207)
(Gain) loss on sale or disposal of real estate and other assets, net	—	16	(16)	(4,794)	(4,714)	(80)
(Gain) loss on extinguishment of debt	198	—	198	198	—	198
Impact of straight-line rent	24	(1,081)	1,105	(823)	(2,194)	1,371
Other	(361)	269	(630)	(415)	84	(499)
Operating Assets NOI	65,544	66,123	(579)	123,808	120,433	3,375

Company's share of NOI from equity investments	2,088	1,960	128	4,068	3,787	281
Distributions from Summerlin Hospital investment	—	—	—	3,242	3,033	209
Company's share of NOI from unconsolidated ventures	2,088	1,960	128	7,310	6,820	490

Total Operating Assets NOI	$67,632	$68,083	$(451)	$131,118	$127,253	$3,865

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2024	2023	Change	2024	2023	$ Change

Seaport Segment
Total revenues	$20,860	$22,804	$(1,944)	$32,362	$34,701	$(2,339)
Total operating expenses (a)	(32,756)	(26,665)	(6,091)	(54,241)	(45,581)	(8,660)
Segment operating income (loss)	(11,896)	(3,861)	(8,035)	(21,879)	(10,880)	(10,999)
Depreciation and amortization	(3,949)	(10,469)	6,520	(9,706)	(20,996)	11,290
Interest income (expense), net	(2,676)	1,311	(3,987)	(4,688)	2,497	(7,185)
Other income (loss), net	(87)	(1,601)	1,514	(87)	(1,600)	1,513
Equity in earnings (losses) from unconsolidated ventures	(6,552)	(10,896)	4,344	(16,832)	(21,716)	4,884
Seaport segment EBT	(25,160)	(25,516)	356	(53,192)	(52,695)	(497)
Add back:
Depreciation and amortization	3,949	10,469	(6,520)	9,706	20,996	(11,290)
Interest (income) expense, net	2,676	(1,311)	3,987	4,688	(2,497)	7,185
Equity in (earnings) losses from unconsolidated ventures	6,552	10,896	(4,344)	16,832	21,716	(4,884)
Impact of straight-line rent	458	546	(88)	960	1,132	(172)
Other (income) loss, net (b)	2,162	2,470	(308)	3,038	3,317	(279)
Seaport NOI	(9,363)	(2,446)	(6,917)	(17,968)	(8,031)	(9,937)

Company's share of NOI from unconsolidated ventures (c)	(5,643)	(9,262)	3,619	(14,545)	(18,853)	4,308

Total Seaport NOI	$(15,006)	$(11,708)	$(3,298)	$(32,513)	$(26,884)	$(5,629)
(a)Operating expenses include overhead costs of $5.5 million for three months ended June 30, 2024, and $7.0 million for the six months ended June 30, 2024, associated with the stand-up of Seaport Entertainment in anticipation of the pending spinoff.
(b)Includes miscellaneous development-related items.
(c)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
Same Store Office
Houston, TX	$21,927	$24,423	$(2,496)	$42,170	$42,977	$(807)
Columbia, MD	6,260	6,132	128	12,358	12,309	49
Las Vegas, NV	5,070	3,042	2,028	9,328	6,096	3,232
Total Same Store Office	33,257	33,597	(340)	63,856	61,382	2,474

Same Store Retail
Houston, TX	3,328	2,663	665	6,367	6,068	299
Columbia, MD	1,089	745	344	2,157	1,337	820
Las Vegas, NV	5,356	6,040	(684)	11,343	12,257	(914)
Honolulu, HI	5,220	3,197	2,023	9,698	7,716	1,982
Total Same Store Retail	14,993	12,645	2,348	29,565	27,378	2,187

Same Store Multi-family
Houston, TX	9,256	9,284	(28)	18,972	18,811	161
Columbia, MD	3,220	1,985	1,235	5,832	3,143	2,689
Las Vegas, NV	1,599	1,793	(194)	3,387	3,741	(354)
Company's share of NOI from unconsolidated ventures	1,839	1,803	36	3,840	3,614	226
Total Same Store Multi-family	15,914	14,865	1,049	32,031	29,309	2,722

Same Store Other
Houston, TX	1,062	1,666	(604)	2,017	3,173	(1,156)
Columbia, MD	(24)	11	(35)	427	11	416
Las Vegas, NV	2,399	4,762	(2,363)	554	2,364	(1,810)
Honolulu, HI	(146)	70	(216)	(330)	138	(468)
Company's share of NOI from unconsolidated ventures	249	157	92	3,470	3,206	264
Total Same Store Other	3,540	6,666	(3,126)	6,138	8,892	(2,754)
Total Same Store NOI	67,704	67,773	(69)	131,590	126,961	4,629

Non-Same Store NOI	(72)	310	(382)	(472)	292	(764)
Total Operating Assets NOI	$67,632	$68,083	$(451)	$131,118	$127,253	$3,865

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended June 30,			Six Months Ended June 30,
thousands	2024	2023	$ Change	2024	2023	$ Change
General and Administrative
General and administrative (G&A) (a)(b)	$30,235	$20,217	$10,018	$61,137	$43,770	$17,367
Less: Non-cash stock compensation	(2,123)	(1,606)	(517)	(3,964)	(5,049)	1,085
Cash G&A	$28,112	$18,611	$9,501	$57,173	$38,721	$18,452
(a)G&A expense includes $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel for the first quarter of 2023.
(b)G&A expense includes expenses associated with the planned spinoff of Seaport Entertainment totaling $7.9 million for the three months ended June 30, 2024, and $17.1 million for the six months ended June 30, 2024.